EXHIBIT 10.1

June 24, 2013

Justin Wheeler
394 South 10 West
Farmingto, Utah 84025

Dear Justin:

This agreement (the “Agreement”) will govern the terms of your continued employment as the Chief Operating Officer of Leucadia National Corporation (“Leucadia” or the “Company”).  You will relocate to our New York office as of July 1, 2013.  This Agreement shall be effective once executed by both parties and will govern the terms of our relationship.

I.           COMPENSATION

A. You will receive a salary at the annualized rate of $500,000.00, payable in accordance with Leucadia's payroll practices.  You are also eligible to be considered for a discretionary bonus.  Your salary will be retroactive to January 1, 2013.

B. 2013 and 2014 Bonus Payments.  For fiscal year 2013 and fiscal year 2014, you will receive a bonus of no less than $1,500,000.00 in cash.  If Leucadia terminates your employment without Cause (as defined in Section III) prior to paying the 2013 bonus and/or the 2014 bonus, Leucadia shall pay it to you in cash on the effective date of such termination the outstanding unpaid portion of the bonus payments, provided that you sign (and do not revoke, if applicable) a release agreement in the form requested by Leucadia.

C. Draw against Bonus.

1.
 For fiscal year 2013, you will receive a draw of $500,000.00 (the “2013 Draw”) against your 2013 Bonus.  You must repay to Leucadia the gross, before-tax amount of any portion of the 2013 Draw you received if you resign on or before January 31, 2015.

2.
For fiscal year 2014, you will receive a draw of $500,000.00 (the “2014 Draw”) against your 2014 Bonus.  You must repay to Leucadia the gross, before-tax amount of any portion of the 2014 Draw you received if you resign on or before January 31, 2016.

D. Relocation Assistance.   To assist with your relocation, you will receive relocation benefits up to $250,000.00 (the “Relocation Package”).  The Relocation Package is subject to the policies and practices in effect for such assistance.  You agree that if you resign or Leucadia terminates your employment for Cause on or prior to January 1, 2015, you shall immediately reimburse Leucadia for all relocation expenses incurred on your behalf.

E. Statutory Deductions. Any salary, bonuses, restricted compensation, and/or other compensation described in this Agreement will be subject to all applicable statutory deductions and withholdings.

II.           STOCK GRANT

A. We will recommend to the Compensation Committee Board of Leucadia that you receive a grant of 100,000 shares of Leucadia restricted stock (“Sign-On Stock”).  The value of the Sign-On Stock grant will be based on the closing price of a Leucadia common share on the grant date, which shall be the date of the approval of the grant by the Compensation Committee.  The grant of Sign-On Stock is also subject to (a) the approval of the Compensation Committee and Board of Leucadia, (b) your continued employment with Leucadia on the grant date, (c) the execution of an agreement governing the grant, in such form as is requested by Leucadia, and (d) shareholder approval of the 2003 Incentive Compensation Plan at Leucadia’s 2013 Annual Meeting of Shareholders.

B. Provided that you remain in the employ of Leucadia on the grant date and each of the vesting dates, 25% of the Sign-On Stock will vest on each anniversary of the date of grant.  However, if you resign or are terminated by Leucadia for Cause prior to the last vesting date, the restricted stock which has not yet vested will be immediately forfeited.

C. If the Compensation Committee and Board does not approve the grant of Sign-On Stock described herein, you will receive a payment of 25% of the value of this award, based on the closing price of a Leucadia common share on the date of this Agreement and each subsequent vesting date, as applicable, on each of the four (4) anniversaries of the date of this Agreement provided that you remain in the employ of Leucadia on each payment date.

D. Notwithstanding the above, if Leucadia terminates your employment without Cause, the Sign-On Stock, or cash payments if the Compensation Committee does not approve the grant of Sign-On Stock, that remains unvested or unpaid, as applicable, as of the date your employment terminates will not be forfeited but will continue to vest or be paid, as applicable, provided: (i) you comply with all of the requirements for continued vesting or payment and any continuing employee obligations (as set forth in the agreement governing the grant of Sign-On Stock) prior to the last vesting or payment date; and (ii) you sign (and do not revoke, if applicable) a release agreement in the form as requested by Leucadia.

III.           TERMINATION

A. Employment-At-Will.  Your employment with Leucadia is “at will,” and Leucadia may terminate your employment at any time, with or without Cause or notice.  You may voluntarily terminate your employment subject to any applicable notice periods.

B. Cause.  Leucadia in its sole discretion may terminate your employment for “Cause”. “Cause” shall mean your: (a) material breach of  any  written agreement between you and Leucadia; (b) material violation of any policy or procedure of Leucadia including, but not limited to the Code of Business Practice, that could result in harm to Leucadia, its reputation or employees; (c) violation of any Leucadia policy against discrimination or harassment; (d) violation of any federal, state, local, or foreign securities law, rule, or regulation or any rule or regulation of any securities exchange or association or other regulatory or self-regulatory body or agency; (e) arrest for, conviction of, or plea of guilty or nolo contendere to, a crime that either could result in your statutory disqualification or results or could reasonably be expected to result in material and manifest harm to Leucadia, its reputation, or employees, and which Leucadia brings to your attention in writing not more than 30-days from the date of its discovery by Leucadia specifying in detail the nature of such matter; (f) engaging in criminal, illegal, dishonest, immoral, or unethical conduct related to your employment at Leucadia and that results in material and manifest harm to Leucadia, its reputation, or employees, and which Leucadia brings to your attention in writing not more than 30-days from the date of its discovery by Leucadia and specifying in detail the nature of such act; (g) failure to obtain or maintain any registration, license, or other authorization or approval reasonably required by Leucadia after receiving written notice from Leucadia and failing to cure such failure within 30-days after receiving such written notice; (h) engaging in any act constituting a breach of fiduciary duty, gross negligence, or willful misconduct in connection with your employment and failing to cure such act within 30-days after receipt of written notice from the Company specifying in detail the nature of such act; or (i) refusal or failure to comply with any of the reasonable directions of or procedures established by the Board of Directors of Leucadia, Leucadia’s Executive Committee, or your supervisor (unless such directions would result in the commission of an act that is illegal or unethical) after receiving written notice of such refusal or failure and failing to cure such failure within 30-days after receiving such written notice.

An act, or failure to act, by you shall not be deemed “willful” for purposes of this paragraph III.B. if done or omitted to be done by you (a) upon the advice of counsel for Leucadia, and (b) based upon the direction or instruction of the Leucadia Board or the President or CEO of Leucadia.

C. You set over and assign to Leucadia all of your right, title, and interest in and to: a) all discretionary amounts Leucadia owes you or otherwise might have awarded to you at the time your employment terminates; or b) deferrals of compensation under any Leucadia deferred compensation plan.  Such assignment shall be up to an amount equal to the sum of any amounts owed by you to Leucadia, including, without limitation, any unvested portions of any discretionary bonus or any grant of Restricted Compensation.   This set-over and assignment shall be effective only at such time(s), in such amounts, and otherwise to the extent as may be permitted without tax penalties to you under Section 409A of the Internal Revenue Code. You acknowledge such set-overs and assignments are for your benefit and therefore authorize Leucadia to the extent permitted by law, to deduct the amount of such set-overs and assignments from Leucadia’s payments to you, and to apply them in payment of the amount due and owing to Leucadia.  Leucadia’s right to set over is in addition to its rights and remedies to the repayment of any such amounts due and owing to Leucadia.

D. You will pay all costs associated with the collection by Leucadia of any amounts owed by you under this Agreement, including reasonable attorneys’ fees. You will not assert any defenses, rights of set-off, or counterclaims as a reason for not fully repaying any amounts due under this Agreement.

E. Each amount or benefit payable under this Agreement shall be deemed a separate payment for purposes of Internal Revenue Code Section 409A (“409A”).  You understand and agree that Leucadia does not make any representation and is not providing any advice regarding the taxation of the payments hereunder, including, but not limited to taxes, interest, and penalties under 409A and similar liabilities under state tax laws.  No indemnification or gross-up is payable under this Agreement with respect to any such tax, interest, penalty or similar liability, and no interest is payable on any payment or benefit which is subject to a six (6) month delay hereunder.   The parties hereto believe that no items of compensation other than Restricted Stock Units (“RSUs”) (and electively deferred compensation under any deferred compensation plan) are “deferrals of compensation” under 409A.  Any terms relating to those items of compensation, including any authority of Leucadia and your rights with respect thereto, shall be limited to those terms permitted under 409A, and any terms not permitted under 409A shall be modified and limited to the extent necessary to conform with 409A to the maximum extent possible.

IV.           OTHER IMPORTANT PROVISIONS

A. Compliance with Leucadia Policies.  Your employment will continue to be subject to Leucadia’s policies and procedures, all of which may be amended from time to time.   As a condition of your continued employment, you must review and comply with all of Leucadia’s policies, including, without limitation, the policies regarding notice periods, non-competition, non-solicitation, confidential information, and intellectual property set forth in the Employee Handbook.

B. This Agreement constitutes the entire agreement between you and Leucadia with respect to the subject matters in this Agreement, and supersedes all prior or contemporaneous negotiations, promises, agreements and representations, all of which have become merged and integrated into this Agreement.  The provisions in this Agreement are severable.  Any provisions in this Agreement held to be unenforceable or invalid in any jurisdiction shall not affect the enforceability the remaining provisions.  In addition, any provision of this Agreement held to be excessively broad as to degree, duration, geographical scope, activity or subject, shall be construed by limiting and reducing it to be enforceable to the extent compatible with the applicable law. Leucadia reserves the right to amend the terms of this Agreement relating to fixed and/or variable compensation as it considers necessary to comply with legal or regulatory obligations in force from time to time.

C. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.  You hereby consent that any arbitration proceeding brought with respect to matters related to your employment or this Agreement shall be brought before FINRA in the Borough of Manhattan in the State of New York, or if the parties are permitted to bring such action in a state or federal court, then you hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York with respect to matters related to your employment or this Agreement, and agree that any action with respect thereto shall be brought in such courts.

D. Leucadia’s rights under this Agreement shall inure to the benefit of Leucadia’s successors and assigns.  This Agreement is not assignable by you.

E. You acknowledge and agree that you have read and understand this Agreement, you voluntarily agree to the terms and conditions in this Agreement, and you have been provided with the opportunity to consult with independent legal counsel of your choice prior to executing this Agreement.

If the above terms are acceptable to you, we request that you accept this Agreement by signing and dating the copy enclosed and returning it to Leucadia.

Sincerely,

Michael J. Sharp,
general Counsel
Leucadia

AGREED TO AND ACCEPTED BY:

/s/ Justin Wheeler	6-24-13
Justin Wheeler	DATE